Exhibit 99.1

For Immediate Release	TBC Contact: Patrice Kelty
561-383-3000x 2527 / (M) 561-420-3052

Midas Contact: Bob Troyer
630-438-3016 / (M) 312-543-6703

TBC CORPORATION AND MIDAS, INC.

ENTER INTO DEFINITIVE MERGER AGREEMENT

March 13, 2012 – Palm Beach Gardens, Fla. and Itasca, Ill. – TBC Corporation and Midas, Inc. (NYSE: MDS) today announced that they have entered into a definitive merger agreement, pursuant to which TBC will acquire Midas through a cash tender offer at $11.50 per share. The all-cash transaction is valued at approximately $310 million, including the assumption of approximately $137 million in debt and pension liabilities. The $11.50 per share offer price represents a 75 percent premium over Midas’ closing price of $6.58 on August 11, 2011, when Midas announced it would conduct a strategic review process, and a 28 percent premium over the closing share price as of Monday, March 12, 2012.

The proposed transaction has been unanimously approved by the boards of directors of both companies. In addition, Midas Chairman, President and Chief Executive Officer Alan Feldman has signed a tender and voting agreement in support of the offer.

TBC Chairman and Chief Executive Officer Lawrence Day commented, “With nearly 2,300 locations worldwide, Midas is a leader in automotive services and we are very excited to welcome such an iconic brand into our portfolio. By combining the strengths of Midas’ platform with our industry expertise and financial resources, we will build on their current momentum and take the company to the next level.”

“We are pleased to announce this transaction, which is strategically compelling and provides significant value to our shareholders,” said Feldman. “The offer represents a significant and immediate premium for our shareholders and marks the culmination of a thorough strategic review process by our board of directors, which began last August. The combination of these two highly complementary businesses will provide significant opportunities for Midas to prosper in the future and will create enhanced opportunities for franchisees and strong benefits to customers.”

Under the terms of the merger agreement, TBC will commence a cash tender offer no later than March 28, 2012. The closing of the transaction is expected to occur by the end of the second quarter, and is subject to customary terms and conditions, including regulatory clearance under the Hart-Scott-Rodino Antitrust Improvements Act. The merger agreement also provides for customary termination fees payable by Midas under certain circumstances and a provision under which Midas has agreed not to solicit any competing offers.

Morgan Joseph TriArtisan LLC is acting as financial advisor to TBC and Morgan, Lewis & Bockius is acting as legal advisor. J.P. Morgan Securities LLC is acting as the financial advisor to Midas and Kirkland & Ellis LLP is acting as legal advisor.

Additional Information

The tender offer for the outstanding shares of Midas has not yet commenced. This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares or other securities of Midas. At the time the tender offer is commenced, TBC will file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission, and Midas will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The offer to purchase shares of Midas’ common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. Investors and Midas stockholders are strongly advised to carefully read the tender offer statement (including the offer to purchase, the letter of transmittal and the related tender offer documents) and the related solicitation/recommendation statement when they become available, as they will contain important information, including the various terms of, and conditions to, the tender offer. Such materials will be made available to Midas’ stockholders at no expense to them by contacting Midas at 1300 Arlington Heights Road, Itasca, Illinois 60143, Attn: Bob Troyer, telephone (630) 438-3016. In addition, Midas stockholders will be able to obtain these documents (when available) and other documents filed with the U.S. Securities and Exchange Commission for free from the SEC’s website at www.sec.gov.

Forward-Looking Statements

Statements in this communication may contain, in addition to historical information, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), and Midas claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. All statements included in this communication concerning activities, events or developments that Midas expects, believes or anticipates will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements, including the risk that the tender offer will not close because of a failure to satisfy one or more of the closing conditions and that Midas’ business will have been adversely impacted during the pendency of the tender offer. Forward-looking statements include: the expected benefits and costs of the transaction; management plans relating to the transaction; the anticipated timing of filings and approvals relating to the acquisition, including approvals under Hart-Scott-Rodino and other competition approvals; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions, and projections of earnings, revenues, synergies, accretion, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Additional information on these and other risks, uncertainties and factors is included in Midas’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with the SEC. Accordingly, no assurances can be given as to whether the transaction will be completed or if any of the other events anticipated by the forward-looking statements will occur or what impact they will have. Forward-looking statements speak only as of the date the statement was made. Midas does not undertake and specifically declines any obligation to update any forward-looking statements.

About TBC Corporation

Headquartered in Palm Beach Gardens, Fla., TBC Corporation is one of the nation’s largest marketers of automotive replacement tires through a multi-channel strategy. TBC Corporation is a wholesale supplier to independent regional tire retailers and distributors throughout the U.S., Canada and Mexico. Additionally, TBC’s wholesale group operates Carroll Tire, a regional tire wholesale distributor servicing independent tire dealers across the United States. TBC’s Retail Group operates more than 1200 franchised and company-owned tire and automotive service centers under the brands Tire Kingdom®, Merchant’s Tire & Auto Centers®, NTB-National Tire & Battery and Big O Tires®. TBC is owned by Sumitomo Corporation of America (SCOA). SCOA is the largest subsidiary of Sumitomo Corporation (SC), one of Japan’s major integrated trading and investment business enterprises.

About Midas

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at more than 2,250 franchised, licensed and company-owned Midas shops in 14 countries, including nearly 1,500 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 161 auto service centers in the United States and Mexico.

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